Exhibit 21

SUBSIDIARIES OF THE COMPANY

Subsidiary Country of Incorporation Percent Owned

Strattec de Mexico S.A. de C.V. Mexico 100%

Strattec Power Access LLC United States 100%

ADAC-Strattec LLC United States 51%